Exhibit10.26

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is effective as of December 13, 2022 (the “Effective Date”), by and between CPI Card Group Inc., a Delaware corporation (the “Company”), and Lane Dubin, an individual (the “Employee”).

RECITALS

A.The Company and its Affiliates as they may exist from time to time are engaged in the business of manufacturing, personalizing, fulfilling, designing, distributing, packaging, selling and marketing plastic cards, including, without limitation, credit cards, debit cards, ATM cards, loyalty cards, gift cards, access cards, ID cards, contactless cards, chip cards, EMV cards, dual interface cards, and prepaid debit cards and provides instant issuance hardware, software and solutions and data management and various software applications (the “Business”); and

B.The Company desires to continue employing the Employee on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth below, and upon the terms and subject to the conditions contained in this Agreement, the Employee and the Company agree as follows:

Section 1.Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth below.

1.1Affiliates. “Affiliates” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person, including without limitation the Company.  For the purposes of this definition, (a) “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing, and (b) in the case of an individual, the term “Affiliate” shall include the members of the immediate family (i.e., parents, spouse and children) of such individual.

1.2Governmental Authority. “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, instrumentality or other authority of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

1.3Person. “Person” means any individual, partnership, corporation, association, joint stock company, trust joint venture, limited liability company, Governmental Authority or other entity or organization.

Section 2.Employment.

2.1Term. The Company shall continue to employ the Employee, and the Employee shall continue to serve the Company, for a continuous term beginning on the Effective Date and, unless otherwise extended by the parties, ending at 5:00 pm M.S.T. on June 30, 2024 (the “Term”), subject to earlier termination pursuant to the provisions of this Agreement.

2.2Duties.

(a)Capacity. Beginning on December 13, 2022, the Employee will be the Company’s Executive Vice President and Chief Development and Digital Officer. The Employee shall report to the Company’s President and Chief Executive Officer (the “CEO”) and will perform the responsibilities and duties, and shall have the authority, as may be assigned to him hereafter from time to time by the CEO or the board of directors of the Company (the “Board”), consistent with the Employee’s titled position.  The Employee will use his best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform his duties and responsibilities to the best of the Employee’s ability in a diligent, trustworthy, businesslike and efficient manner.

(b)Schedule and Location. The Employee will be employed on a full-time basis and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company.  The Employee shall render his services in accordance with such policies as the Company may establish in writing from time to time for the conduct of its employees, provided that in the event of any conflict between any such policy and the terms of this Agreement, the terms of this Agreement shall govern. Employee is currently employed by the Company and provides service on a remote basis. The Company agrees that Employee may continue to work remotely after execution of this Employment Agreement.

(c)Exclusivity. Without limiting the generality of the foregoing, the Employee shall not, without the Board’s prior written approval, render services of a business, professional or commercial nature for compensation or otherwise to any Person other than the Company.  Notwithstanding the foregoing, the Employee may (i) manage personal and family investments, and (ii) participate in charitable, community, educational and professional activities and organizations, provided that such activities do not, individually or in the aggregate, materially interfere with the Employee’s performance of his duties to the Company or conflict with Employee’s obligations under the Confidentiality, Trade Secret Protection, Unfair Competition, Non-Solicitation, and Invention Assignment Agreement, by and between the Employee and CPI Card Group-Colorado, Inc. (“CPI Colorado”), effective as of April 8, 2019 (the “Confidentiality Agreement”).

2.3Compensation. As compensation for the services to be rendered and the other obligations undertaken by the Employee under this Agreement, the Company shall pay the Employee the following compensation:

(a)Salary. During the Term, and in accordance with the Company’s policies in effect from time to time, the Company shall pay to the Employee an annual base salary as established by the Compensation Committee of the Board (the “Annual Base Salary”), payable in installments in accordance with the policies of the Company.  The Annual Base Salary may be increased (but not decreased) based upon performance reviews performed by the Compensation Committee of the Board not less often than annually.

(b)Incentive Compensation. During the Term, the Employee shall be eligible to participate in the Company’s incentive cash bonus program on the same basis as similarly compensated senior executives of the Company, subject to the terms and conditions therein.  Pursuant to the incentive cash bonus program, the Employee will have the opportunity for an incentive bonus (the “Bonus”) at a target to be determined by the Compensation Committee of the Board (the “Target Bonus”) and payable, if at all, based on the achievement of performance metrics to be approved by the Compensation Committee of the Board, with the potential for an Bonus in excess of the Target Bonus for superior performance.  Incentive compensation is not guaranteed, and the Employee must be employed by the Company at the time of payment to be eligible for any such incentive compensation, except as otherwise provided in Section 4.  Any Bonus payable under this Section 2.3(b) shall be paid to the Employee no later than at the time payment is made to other similarly situated executives of the Company, but in no event later than two and a half (2½) months after the close of the calendar year in which the Employee becomes vested in such Bonus, and is intended to qualify for the short-term deferral exception to Code Section 409A.

(c)Equity Incentive. The Employee will be eligible to participate in the CPI Card Group Omnibus Incentive Plan, as amended, and any similar or successor plan in which other senior executives of the Company generally participate (the “Omnibus Plan”).  Any equity and/or equity-based incentive awards will be determined by the Compensation Committee of the Board.

(d)Expenses; Vacation. During the Term, the Company shall reimburse Employee for his reasonable travel (in the case of air travel, on commercial airlines) and entertainment expenses in connection with the Employee’s employment by the Company in accordance with the policies of the Company in effect from time to time.  Employee will receive four (4) weeks paid vacation per year, with the right to carry over unused vacation in any year to future years to be determined according to the Company’s vacation policy, and such other fringe benefits, including, without limitation, paid holidays in accordance with the policies of the Company.

(e)Additional Benefits. During the Term, the Employee and the Employee’s eligible dependents (with respect to health benefits only) shall be entitled to participate in each insurance, health, disability, major medical insurance, 401(k) plan or other arrangement the Company adopts for the general benefit of its eligible executive-level employees on the same basis as similarly compensated senior executives of the Company to the extent permitted by law and to the extent the Employee is otherwise entitled to participate based upon the Employee’s age, service, compensation, job classification and any other factors determining eligibility to participate under each such plan.  The insurance and benefit plans are subject to such general modifications, increases or reductions in such employee benefit plans and fringe benefits as may be made from time to time by the Company.

Section 3.Restrictive Covenants.

3.1Confidentiality Agreement. Except as otherwise expressly provided herein, the Employee shall continue to be bound by the Confidentiality Agreement; provided, that the term “Restricted Period” as it appears in the Confidentiality Agreement shall be amended as of the Effective Date to mean the term of Employee’s employment with the Company and for a period of two (2) years following the cessation of the Employee’s employment with the Company for any reason.

3.2Reservation of Rights. Nothing in this Agreement or the Confidentiality Agreement (including with respect to confidential information, trade secrets, and other obligations) is intended to be or will be construed to prevent, impede, or interfere with the Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding Employee’s employment with the Company when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Employee is not required to contact the Company regarding the subject matter of any such communications before Employee engages in such communications. In addition, nothing in this Agreement or the Confidentiality Agreement is intended to restrict Employee’s legally protected right to discuss wages, hours or other working conditions with coworkers or in any way limit Employee’s rights under the National Labor Relations Act or any whistleblower law.

Section 4.Termination of Employment.

4.1Right to Terminate.

(a)Death. The Employee’s employment by the Company and this Agreement shall terminate upon the Employee’s death.

(b)Disability. In the event that the Employee, because of accident, disability or physical or mental illness, is incapable of performing his duties under this Agreement with reasonable accommodations pursuant to the Americans with Disabilities Act, as amended (“ADA”), the Company has the right to terminate the Employee’s employment by the Company and this Agreement upon thirty (30) days’ prior written notice to the Employee.  For purposes of this Section 4.1(b), the Employee will be deemed to have become incapable of performing his duties under this Agreement if, in the professional opinion of a physician selected by the Company with the consent of the Employee, which will not be unreasonably withheld, he is incapable of so doing with reasonable accommodations pursuant to the ADA for (i) a continuous period of 180 days and remains so incapable at the end of such 180-day period, or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(c)Cause. The Company has the right to terminate the Employee’s employment by the Company and this Agreement for “Cause,” subject to the last sentence of this Section 4.1(c), upon prior written notice to the Employee upon any (i) conviction of (or plea of nolo contendere to) a felony or a crime involving moral turpitude; (ii) embezzlement, or misappropriation of property of the Company or an Affiliate, or any other act involving fraud; (iii) material breach by the Employee of this Agreement, or any other agreement relating to the Employee’s employment with the Company or material policy of the Company or Affiliate applicable to Employee; (iv) serious neglect or negligence in the performance of the Employee’s duties; (v) conduct that is materially injurious to the Company or any Affiliate, or (vi) failure to follow the reasonable and lawful written directives of the Board or the CEO, as either set forth in a resolution adopted by the Board or communicated in writing by the Chair of the Board or the CEO as a directive.  No Cause for termination under clauses (iii), (iv) and (vi) of this Section 4.1(c) shall exist unless the Company has provided the Employee written notice describing with reasonable particularity the circumstances giving rise to Cause and, solely to the extent cure is possible, the Employee has failed to cure such circumstances within thirty (30) days of receiving such notice.  For avoidance of doubt, if any such circumstances are not curable, the Company may terminate the Employee for Cause upon delivery of such notice.

(d)Otherwise by the Company. The Company has the right to terminate the Employee’s employment by the Company and this Agreement for any other reason not specified in this Section 4.1 upon sixty (60) calendar days written notice to Employee; provided that (i) any such termination which would be effective after June 30, 2023 but before December 31, 2023 will be deemed effective as of December 31, 2023, and (ii) any such termination which would otherwise be effective after December 31, 2023 and before June 30, 2024 will be deemed effective as of June 30, 2024.

(e)By Employee for Good Reason. The Employee has the right to terminate his employment with the Company for “Good Reason” upon the occurrence of any of the following without the consent of Employee: (i) a material reduction in the Employee’s Annual Base Salary; (ii) a material diminution of the Employee’s duties, responsibilities or authority; (iii) relocation of the Company’s headquarters to a location that is more than fifty (50) miles further from the Employee’s principal residence than the original location; or (iv) any demand, requirement or change in Company policy which would require the Employee to physically and regularly report to an office location more than 20 miles from the Employee’s principal residence;  provided, however, that notwithstanding anything else herein, no act or failure to act by the Company shall give rise to a Good Reason for Employee’s resignation unless Employee informs the Company in writing of the Employee’s intent to resign for Good Reason within thirty (30) calendar days of the act or failure to act, and the Company fails to cure the act or failure to act within thirty (30) calendar days of receiving such written notice. For the purpose of this Agreement, resignation by the Employee for Good Reason shall be considered termination of the Employee’s employment without Cause.

(f)Otherwise By Employee. The Employee has the right to terminate his employment under this Agreement at any time upon sixty (60) calendar days’ prior written notice to the Company.

4.2Rights and Obligations of Employee Upon Termination.

(a)Payment Obligation. Upon the termination by the Company of the Employee’s employment pursuant to Section 4.1(c) or, except as otherwise set forth herein, the termination by the Employee of the Employee’s employment pursuant to Section 4.1(f), the Company will have no further obligation to the Employee under this Agreement except to distribute to the Employee (i) the unpaid installments of Annual Base Salary due pursuant to Section 2.3(a) up to the date of termination, (ii) the Employee’s earned but unused vacation time, (iii) reimbursement of the Employee’s business expenses properly incurred prior to termination, or (iv) the benefits due the Employee as of the date of termination, if any, under the Company’s then existing employee benefit plans, policies or programs in which he participates (collectively the “Accrued Obligations”).  Upon the termination of the Employee’s employment pursuant to Section 4.1(a) or (b), by the Company pursuant to Section 4.1(d) or by the Employee pursuant to Section 4.1(e), the Company shall have no further obligation to Employee under this Agreement except to distribute to the Employee or his legal representative (A) the Accrued Obligations and (B) his Bonus for the year prior to the year of termination to the extent not yet paid on the date of termination.

(b)Severance Benefits. Upon (i) any termination by the Company of the Employee’s employment pursuant to Section 4.1(d) or (ii) the Employee’s termination of employment (A) for Good Reason pursuant to Section 4.1(e), or (B) pursuant to Section 4.1(f) and which termination is effective as of June 30, 2023, December 31, 2023 or June 30, 2024 (each, a “Severance Termination Event”), the execution and delivery by the Employee or the Employee’s legal representative to the Company of the Release described in Section 4.2(e), and subject to Section 5(a), the Company shall pay to the Employee or, in the event of the Employee’s death after a Severance Termination Event, the Employee’s designated beneficiary or estate, a severance payment equal to (A) one (1.0) times the sum of the Employee’s then current Annual Base Salary and Target Bonus for the year that includes the Severance Termination Event, plus (B) the sum of (x) the Employee’s Quarterly Performance Incentive (as defined in the STIP) under the CPI Card Group Inc. Executive Short-Term Incentive Plan (the “STIP”) for the calendar quarter in which the Severance Termination Event occurs, (y) the “catch-up” payment with respect to such quarter as determined under Section 6(a)(ii) of the STIP and (z) the Annual Performance Incentives determined under Section 6(b) of the STIP, in each case, based on the Company’s actual performance for the applicable period in which the Severance Termination Event occurs and pro-rated based on the number of days the Employee was employed by the Company during such period (i.e., for the quarterly payments, based on days served during the quarter and for the annual incentive payments, based on days served during the calendar year). The portion of the severance payment described in (A) will be made in equal installments during the Severance Period (as defined below) in a manner consistent with the Company’s usual payroll cycle.  The portion of the severance payment described in (B) will be made at the same time as payments with respect to the quarter in which the Severance Termination Event occurs are paid to other participants in the STIP, but no later than the applicable date determined pursuant to Section 7 of the STIP.  Subject to the terms of then applicable law and the applicable plan documents, the Company shall reimburse the Employee for the cost of continuing coverage under the Company’s group health and dental benefits plan (including prescription drug coverage and including Employee’s covered dependents), and in accordance with the Company’s policies applicable to similarly situated employees, as required by Code Section 4980B (so-called “COBRA coverage”), until the earlier of (i) the 18-month anniversary of the Severance Termination Event, and (ii) the date the Employee becomes eligible to be covered by a group health and dental benefits plan or program maintained by an entity other than the Company, which provides coverage or benefits that is comparable to the Company-provided group health and dental plan, on the same terms as provided to other similarly situated active employees; provided the Employee continues to pay the applicable employee rate for such coverage and the Employee formally and timely elects continuation coverage pursuant to the materials that will be provided to the Employee by the Company (or its designee for such purpose) under separate cover. The parties intend that the continuation period required by the preceding sentence shall be concurrent with the continued group health benefit plan coverage required by COBRA. In addition, the Company shall provide the Employee with outplacement and career transition services for a period of six (6) months, using a reputable provider selected by the Employee with the consent of the Company, which shall not be unreasonably withheld. The Employee shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to receipt of the benefits described in this Section 4.2, and such benefits shall not be reduced or offset by any compensation or other amounts received from any other source.

(c)Equity Awards. In the event that the Employee is terminated (i) by the Company pursuant to Section 4.1(d), or (ii) by the Employee (A) for Good Reason pursuant to Section 4.1(e), or (B) pursuant to Section 4.1(f) and which termination is effective on or after December 31, 2023, and subject to the requirements of Sections 4.2(e) and 5(a), (1) any equity awards granted to the Employee after the Effective Date shall remain outstanding and continue to vest as if the Employee had remained employed by the Company through the two-year anniversary of the end of the Severance Period; provided, that any performance-based equity awards shall vest based on the Company’s actual performance, determined at the end of the applicable performance period, and any requirement that the Employee remain employed by the Company through the end of the performance period shall be waived but with the vesting level pro-rated for period serviced (including the two years of continued vesting credit) during the performance period; and (2) any vested and unexercised portions of any stock option awards held by the Employee shall remain outstanding and exercisable until the earlier of (1) the two-year anniversary of the end of the Severance Period and (2) the original expiration date of the stock option award as set forth in the applicable award agreement. The parties hereto agree that if any award agreement with respect to time-based or performance-based equity awards shall provide terms that are more favorable than as set forth herein, any such award agreement shall control with respect to such equity awards.

(d)Notwithstanding the foregoing, the Company is not obligated to pay any severance payments to the Employee if the Employee violates the Confidentiality Agreement, and the Employee shall repay to the Company any severance payments previously made.

(e)Release. In connection with payments under Sections 4.2(b), (c), or (f), the Company shall deliver a release (the “Release”) of all claims against the Company and its related parties existing on the date the Release is signed, whether known or unknown, relating to the Employee’s employment by the Company and the termination of such employment, except as provided below.  The Release shall be delivered to the Employee or the Employee’s legal representative within ten (10) calendar days of the Employee’s termination of employment.  No payments pursuant to Sections 4.2(b), (c), or (f), shall be made prior to the date that both (i) the Employee has delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that the Employee had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable after the signed Release has been delivered and the revocability period has elapsed, but not later than the seventy-fourth (74th) day following the Employee’s termination of employment.  If the Employee does not deliver an original, signed Release to the Company within twenty-one (21) business days (or such longer period if required by law) after receipt of the same from the Company, (A) the Employee’s rights shall be limited to the Accrued Obligations, and (B) the Company shall have no obligation to pay or provide to the Employee any amount or benefits described in Sections 4.2(b), (c), or (f), or any other monies on account of the termination of the Employee’s employment.  As part of the Release, the Employee shall affirm that the Employee (i) has advised the Company in writing, of any facts that the Employee is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Company or any Affiliate, and (ii) is not aware of any existing or threatened claims, charges, or lawsuits that the Employee has not disclosed to the Company.  The Release shall not require the Employee to waive or release his rights to payment of the benefits described in this Section 4, or his right to indemnification and continued directors and officers insurance coverage, and shall not impose any restrictive covenants upon the Employee beyond those to which he was already subject.

(f)Change in Control. In the event that the Employee is terminated by a Severance Termination Event within twenty-four months following the occurrence of a Change in Control (as defined in the Omnibus Plan, as amended), and subject to the requirements of Sections 4.2(e) and 5(a), in addition to the payments and benefits described in Sections 4.2(a) and (b), (A) the phrase “one and one-half (1.5) times” shall be substituted for “one (1) times” in Section 4.2(b)(A), and (B) the Employee’s then outstanding equity awards, including performance-based equity awards, shall become fully vested, with the performance-based equity awards vesting at the target level of performance, as outlined in and provided the

Employee has signed the applicable equity award agreement.  If the Employee incurs a Severance Termination Event prior to a Change in Control and a Change in Control occurs within six (6) months following the Severance Termination Event, then the Employee shall be entitled to the benefits described in this Section 4.2(f), offset by any benefits previously received pursuant to Section 4.2(b).  Any equity awards that would otherwise have been forfeited upon the Severance Termination Event shall not be forfeited until a period of six (6) months have expired without the occurrence of a Change in Control, but the Employee shall not be entitled to exercise, or receive any other benefits with respect to, such equity awards, unless a Change in Control occurs during such six (6) month period.

(g)Severance Period. For purposes of this Section 4, “Severance Period” shall mean the shorter of (i) the twelve (12) month period (or, in the case of Severance Termination Event described in Section 4.2(f), the eighteen (18) month period) commencing on the date of the Employee’s termination of employment and (ii) the period commencing on the date of the Employee’s termination of employment and ending on the date that the Employee violates the Confidentiality Agreement.

Section 5.Section 409A of the Internal Revenue Code.

(a)Except to the extent earlier payment is permitted by Section 409A of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder, in the event that any amount due to the Employee hereunder after the termination of the Employee’s employment shall be considered to be deferred compensation pursuant to Section 409A of the Code, and it is determined that the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay the payment of such amount for six (6) months after the termination of the Employee’s employment (or until the Employee’s death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.  Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

(b)This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.  This Agreement shall be construed and interpreted in accordance with such intent.  In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code and any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-1(h)(1)(ii) (or other similar or successor provision).  The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code.

(c)To the extent that the Employee’s consideration period for executing a general release spans two (2) calendar years, no payment of any severance amount or benefit that is (i) considered to be nonqualified deferred compensation with the meaning of Section 409A and (ii) conditioned upon execution of a general release shall be made before the first day of the second calendar year regardless of when the release is actually executed and returned to the Company.

Section 6.Miscellaneous.

6.1Amendment. This Agreement may be amended only by a writing executed by the parties to this Agreement.

6.2Entire Agreement. This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties regarding this subject matter and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding this subject matter. For the avoidance of doubt, Employee acknowledges that the entry into this Agreement or the transactions contemplated hereby shall not constitute “Good Reason” under the Company’s U.S. Executive Severance and Change in Control Guidelines.

6.3Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below, or such other address as a party may specify by notice given in the same manner:

If to the Company:	CPI Card Group Inc.
10368 W. Centennial Road
Littleton, CO 80127
Fax: 720-681-6143
Attention: Chief Legal and Compliance Officer

If to the Employee, at the address of the Employee as set forth in the Company’s records.

6.4Assignment. This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but no rights, obligations or liabilities of either party under this Agreement will be assignable without the prior written consent of the other party, provided the consent of the Employee shall not be withheld unreasonably.

6.5Governing Law. This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction. The Company and the Employee agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Employee and hereby submit and consent to said jurisdiction and venue.

6.6Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective, or unenforceable, the remaining provisions will not be affected by such adjudication. The invalid, ineffective, or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective, or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

6.7Waivers. None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and the related provision(s) and is in writing signed by an authorized representative of the party to be bound.  Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

6.8Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by electronic mail or facsimile transmission, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

6.9Third Parties. Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than the Company and the Employee (and their respective permitted successors and assigns) any rights or remedies under, or by reason of, this Agreement.

6.10Disclosure. During the Term and for three (3) years after such Term, the Employee shall disclose to any Person that he intends to be employed by, associated with or represent and that is engaged in a business that is competitive to the Business, the Employee’s continuing obligations to the Company pursuant to the Confidentiality Agreement.

6.11Remedies. The Employee acknowledges that his failure to comply with any provision of this Agreement or the Confidentiality Agreement will irreparably harm the Business and that the Company will not have an adequate remedy at law in the event of such non-compliance.  Therefore, the Employee acknowledges that the Company will be entitled to seek injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by the Employee under this Agreement or the Confidentiality Agreement.

6.12Survival of Certain Obligations. The obligations of the Company and the Employee set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement will not be affected or diminished in any way by the termination of this Agreement.

6.13 Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

6.14Legal Counsel. Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement. Accordingly, the language contained within and comprising this Agreement shall not be construed in favor of or against any one party on the grounds that the party drafted the Agreement.

6.15Headings. Section, paragraph and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement. References to sections under this Agreement shall refer to sections of this Agreement unless specifically identified otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be duly executed and delivered by its duly authorized officer, and the Employee has duly executed and delivered this Employment Agreement, as of the date first written above.

COMPANY:		EMPLOYEE:

CPI CARD GROUP INC.

By:	/s/ Scott Scheirman	/s/ Lane Dubin
	Scott Scheirman,	Lane Dubin
President and Chief Executive Officer

[Signature Page to Employment Agreement]